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                                                                    EXHIBIT (11)




                STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS




                                          Three Months Ended March 31,
                                      ----------------------------------
                                           1996              1995
                                      ----------------  ----------------
                                               Fully             Fully
                                      Primary  Diluted  Primary  Diluted
                                      -------  -------  -------  -------
                                       (In thousands, except per share)
Net income                            $3,497   $3,497   $1,340   $1,340
                                      ======   ======   ======   ======
Average shares
  Common                               6,799    6,799    6,721    6,721
  Common equivalents                     521      532       27      120
                                      ------   ------   ------   ------
  Total                                7,320    7,331    6,748    6,841
                                      ======  =======   ======   ======

Earnings per common share             $ 0.48   $ 0.48   $ 0.20   $ 0.20
                                      ======   ======   ======   ======





Common share equivalents assume exercise of stock options and warrants, if dilutive.